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                                                                    EXHIBIT 11-1

                         GREAT PLAINS SOFTWARE, INC.
              COMPUTATION OF PRO FORMA NET INCOME PER SHARE (1)
             (All information is presented on a post split basis)

                                                        Primary EPS                Fully Diluted EPS
                                                 --------------------------    --------------------------
                                                  For the      For the Nine     For the     For the Nine
                                                 Year Ended    Months Ended    Year Ended   Months Ended
                                                   May 31,      February 28,     May 31,     February 28,
                                                    1996           1997           1996           1997
                                                 ----------    -------------   ----------   -------------
Weighted average common shares outstanding        7,352,709      7,489,826      7,352,709      7,489,826

Common stock equivalents:
  Assumed conversion of Convertible
   Redeemable Preferred
   stock (2)                                      1,847,627      1,847,627      1,847,627      1,847,627
  Cheap stock (3)                                   169,650        169,650        169,650        169,650
  Stock options (4)                                 567,278        513,032        591,336        521,751
                                                 ----------    -----------     ----------    -----------
Pro forma weighted average common and
 common equivalent
 shares outstanding                               9,937,264     10,020,135      9,961,322     10,028,854
                                                 ----------    -----------     ----------    -----------
                                                 ----------    -----------     ----------    -----------
Net income                                       $7,460,663    $ 1,995,267     $7,460,663    $ 1,995,267
                                                 ----------    -----------     ----------    -----------
                                                 ----------    -----------     ----------    -----------
Unaudited pro forma net income per share             $  .75         $  .20         $  .75         $  .20
                                                 ----------    -----------     ----------    -----------
                                                 ----------    -----------     ----------    -----------

(1) This exhibit should be read in conjunction with the "Business Information and Significant Accounting Policies - Unaudited Pro Forma Net Income Per Share" in Note 1 of the Notes to the Consolidated Financial Statements. Because of the significant impact of the assumed conversion on the Company's capital structure and earnings per share, historical earnings per share has been excluded.

(2) Assumes the conversion of the Company's Convertible Redeemable Preferred Stock into 1,847,627 shares of common stock effective June 1, 1995.

(3) Cheap stock represents the dilutive effect using the treasury stock method for stock options issued subsequent to March 5, 1996 through the date of this offering pursuant to SAB Topic 4-D.

(4) Effect of applying treasury stock method to weighted average stock options outstanding during the period.